Exhibit 99.1
MEDTOX Scientific, Inc.
402 West County Road D
St. Paul, MN 55112
Contact: Janine Rivera (877) 715-7236

MEDTOX SCIENTIFIC ANNOUNCES FIRST QUARTER RESULTS

ST. PAUL, Minn., April 12, 2012 – MEDTOX Scientific, Inc. (Nasdaq:MTOX) today announced results for the first quarter ended March 31, 2012.  Highlights from the quarter compared to the prior-year period include:

•	Total revenues increased 13.9% to $28.6 million

•	Gross profit increased 20.8% to $11.9 million

•	Operating income was $2.4 million, compared to $1.2 million, an increase of 91.4%

•	Net income was $1.5 million, compared to $0.8 million, an increase of 92.3%

•	Earnings per diluted share were $0.17, compared to $0.09 in the prior-year period

In our Laboratory segment, revenues from drugs-of-abuse (DAU) testing in the quarter increased 9.7% to $10.6 million, from $9.6 million in the prior-year period.  Our clinical laboratory diversification efforts initiated in 2008 continue to maintain momentum with clinical laboratory revenues in the quarter increasing 25.2% to $9.2 million, compared to $7.3 million for the prior-year period.  Clinical Trial Services (CTS) revenues for the quarter decreased to $2.4 million, compared to $2.5 million for the prior-year period, which had been a record CTS quarter.

In the Diagnostic segment, revenues were up 15.4% for the quarter.  The increase is attributable to improved sales in the workplace drugs-of-abuse and government markets with our newly introduced EZ-SCREEN® cup device, and increased sales of PROFILE®-V sold into the hospital market with our MEDTOXScan® Reader.

Gross margins improved in both the Laboratory Services and Diagnostic Products segments with overall gross margin increasing 240 basis points to 41.5%, compared to 39.1% in the first quarter of 2011.  Selling, general and administrative expenses for the quarter were 30.8% of revenue, compared to 31.8% of revenue in the prior-year period.  Cash on hand at quarter-end was $7.0 million and the Company has no short-term or long-term debt.

MEDTOX will hold a teleconference to discuss 2012 first quarter results today at 9:30 a.m. Central Time (10:30 a.m. Eastern).  The Company will discuss these results and other corporate matters.  During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends.  The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.  To access the teleconference, dial (888) 211-7311 ten minutes before the scheduled start time today.  International callers may access the call by dialing (913) 312-1511.  Callers should ask for the MEDTOX quarterly conference call, hosted by Dick Braun, president and CEO of MEDTOX.  A simultaneous webcast of the conference call will be available on the MEDTOX website in the “investors” section under “webcasts” at www.medtox.com.  An audio replay of the conference call will be available through April 19 at (888) 203-1112, passcode # 4649449.  International callers may access the replay at (719) 457-0820, with the same passcode # 4649449.

MEDTOX Scientific, Inc., headquartered in St. Paul, Minn., is a provider of high quality specialized laboratory testing services and on-site/point-of-collection testing (POCT) devices. The Company also supports customers with complete logistics, data and program management services. MEDTOX is a leader in providing esoteric laboratory testing services to hospitals and laboratories nationwide. This includes both central laboratory and bio-analytical testing for pharmaceutical clinical trials. MEDTOX develops and manufactures diagnostic devices for quick and economical on-site/point-of-collection analysis for drugs-of-abuse and therapeutic drugs, and provides employment drug screening and occupational health testing. For more information see www.medtox.com.

Note: Forward-looking statements contained in this press release are made under the Private Securities Reform Act of 1995.  Forward-looking statements, including those relating to momentum in our clinical laboratory business and our strategy, are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those stated in such statements.  Actual results may differ due to a number of factors including a change in the employment pattern of client companies, the ability of MEDTOX to acquire new business and retain existing business, and changes in the competitive environment.  Further discussions of factors that may cause such results to differ are identified in the Company's 2011 Annual Report on Form 10-K and incorporated herein by reference.  You should take such factors into account when making investment decisions and are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  We undertake no obligation to update any forward-looking statements.

MEDTOX SCIENTIFIC, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended
	March 31, 2012	March 31, 2011
REVENUES:
Laboratory services:
Drugs-of-abuse testing services	$10,578	$9,640
Clinical & other laboratory services, net	9,185	7,336
Clinical trial services	2,374	2,536
Product sales	6,443	5,585
	28,580	25,097

COST OF REVENUES:
Cost of services	14,050	12,952
Cost of sales	2,674	2,333
	16,724	15,285

GROSS PROFIT	11,856	9,812

OPERATING EXPENSES:
Selling, general and administrative	8,807	7,985
Research and development	689	594
	9,496	8,579

INCOME FROM OPERATIONS	2,360	1,233

OTHER (EXPENSE) INCOME:
Interest expense	-	(24)
Other (expense) income	(4)	16
	(4)	(8)

INCOME BEFORE INCOME TAX EXPENSE	2,356	1,225

INCOME TAX EXPENSE	(860)	(447)

NET INCOME	$1,496	$778

BASIC EARNINGS PER COMMON SHARE	$0.17	$0.09

DILUTED EARNINGS PER COMMON SHARE	$0.17	$0.09

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING:
Basic	8,871,865	8,850,228
Diluted	9,061,644	9,043,757

MEDTOX SCIENTIFIC, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31, 2012	December 31, 2011
ASSETS
Cash and cash equivalents	$ 7,048	$ 5,269
Accounts receivable, net	18,855	17,209
Inventories	4,728	4,568
Other current assets	4,040	4,480
Total current assets	34,671	31,526

Building, equipment and improvements, net	27,166	28,105

Other assets	17,160	17,223
Total assets	$ 78,997	$ 76,854

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$ 13,117	$ 12,725

Long-term obligations	6,663	6,501

Stockholders’ equity	59,217	57,628
Total liabilities and stockholders’ equity	$ 78,997	$ 76,854